Exhibit 99.1

www.casipharmaceuticals.com

CASI PHARMACEUTICALS ANNOUNCES REVERSE STOCK SPLIT

ROCKVILLE, MD. and BEIJING, China (May 26, 2022) CASI Pharmaceuticals, Inc. (NASDAQ: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today announced it has filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to implement a 1-for-10 reverse stock split that will become effective at 5:00 p.m., Eastern Time, on June 1, 2022. The primary objective of implementing a reverse split is to satisfy the minimum bid price requirement for continued listing on The NASDAQ Capital Market (Rule 5550(a)(1)).

At CASI’s Annual Meeting of Stockholders held on May 25, 2022, stockholders voted to approve a proposal authorizing the Board of Directors, at its discretion, to implement a reverse split at a ratio between 1-for-2 and 1-for-20 of the Company’s common stock without further action from stockholders, and, as authorized, the Board of Directors has elected to implement a reverse split at the ratio of 1-for-10.

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, commented, “We appreciate the continued support of our stockholders in granting our Board of Directors the authority to implement a reverse split. After in-depth consideration of our options, the Board determined that a reverse split of the Company’s stock is in the best interest of stockholders.”

Dr. He continued, “By implementing a reverse stock split, the Company is better positioned to regain compliance with the NASDAQ listing rules. Maintaining our listing on NASDAQ will provide the Company with greater flexibility with respect to access to the capital markets. In 2022 CASI will continue to advance the development and commercialization of our portfolio with a focus on creating shareholders’ value.”

Details of the Reverse Split

At the effective time of the reverse stock split at 5:00 p.m., Eastern Time, on June 1, 2022, every 10 shares of CASI’s pre-split common stock, par value, $0.01 per share, will automatically be reclassified as and converted into 1 shares of post-split common stock, par value, $0.01 per share. As a result of the reverse split, the number of shares of outstanding common stock will be approximately 13,606,249 million, excluding stock options and unexercised warrants and subject to adjustment for fractional shares. The reverse stock split will not affect any stockholder’s ownership percentage of CASI’s shares, except to the limited extent that the reverse stock split would result in any stockholder owning a fractional share. In addition, CASI’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “CASI” and under a new CUSIP number, 14757U 208. The Company’s common stock will continue trading on the NASDAQ Capital Market and will begin trading on a post-split basis at the opening of trading on June 2, 2022.

Additional information, can be accessed directly at www.casipharmaceuticals.com and in the Company’s definitive proxy statement filed with the SEC on April 15, 2022.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing, and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the Greater China market, leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., located in Beijing, China. The Company has built a commercial team of more than 100 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

COMPANY CONTACT: Rui Zhang CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Xuan Yang Solebury Trout 646.378.2975 xyang@soleburytrout.com

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